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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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                                                              March 29, 2005

Dear CTS Shareholder:

      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 4, 2005, at 9:00 a.m. Central Daylight Time at the offices of the corporation located at 171 Covington Drive, Bloomingdale, Illinois 60108-3107.

      The official notice of meeting, proxy statement and proxy form are enclosed. These materials were first mailed to shareholders on March 29, 2005. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

      We look forward to seeing you at the meeting.

Donald K. Schwanz
Chairman of the Board,
President and Chief
Executive Officer

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN BUSINESS RELATIONSHIPS
COMMITTEES OF THE BOARD
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
STOCK OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION
STOCK OPTIONS
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
STOCK PERFORMANCE GRAPH

Notice of Annual Meeting of Shareholders

May 4, 2005

To CTS Shareholders:

      The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Central Daylight Time, Wednesday, May 4, 2005, at the offices of the corporation located at 171 Covington Drive, Bloomingdale, Illinois 60108-3107.

      Only shareholders of record at the close of business on March 18, 2005 may vote at this meeting or any adjournments that may take place. At the meeting, we will:

      1. Elect a Board of Directors; and

2.	Attend to other business properly presented at the meeting.

      Your Board of Directors recommends that you vote in favor of the proposal described in this proxy statement.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

March 29, 2005

Your vote is important.

Please date, sign and mail promptly the enclosed proxy,
which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 4, 2005

       This proxy statement, which was first mailed to shareholders on March 29, 2005, is furnished in connection with the solicitation by the Board of Directors of CTS Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 4, 2005. Following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	The election of nominees to serve on the Board of Directors.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote FOR each of the nominees identified in this proxy statement.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2005 Annual Meeting other than as described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald K. Schwanz, CTS’ Chairman, President and Chief Executive Officer, and Richard G. Cutter, CTS’ Vice President, General Counsel and Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each item?

A:	Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the nine nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on March 18, 2005, (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 36,741,228 shares of CTS common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy card you receive and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the nominees. If you returned your proxy card, you have the right to revoke your proxy or change your vote at any time before the meeting by: notifying CTS’ Secretary; returning a later-dated proxy card; or voting in person at the meeting.

Q.	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan (the “401(k) Plan”)?

A.	JP Morgan Chase Bank, the 401(k) Plan Trustee (the “Trustee”), will vote the shares in your account according to your instructions. Follow the same procedures described above for voting shares. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the nominees. You may also change your instructions on how to vote your shares in the manner described above. You may give instructions or change instructions to the Trustee on how to vote your shares up until April 28, 2005. On that date, your instructions will be transmitted to the Trustee and cannot be changed. If you do not instruct the Trustee on how to vote your shares, the Trustee will vote your shares in the same proportion as the shares properly voted by other participants who hold shares under the 401(k) Plan.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Please sign and return all proxy cards you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. was hired by CTS to solicit votes for $5,500, plus reasonable expenses. Automatic Data Processing, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. CTS also reimburses banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to its shareholders. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a company or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker, you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514, (574) 293-7511 or you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report to shareholders and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the Board at CTS’ Annual Meeting of Shareholders?

A:	Director candidates for 2006 may be nominated by shareholders by sending a notice to CTS which must be received no earlier than December 20, 2005, and no later than February 3, 2006. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at http://www.ctscorp.com/ governance/bylaws.htm.

Q:	When are shareholder proposals for the 2006 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing and received by the Secretary of CTS at CTS’ Corporate Office no later than November 29, 2005. In addition, CTS’ advance notice bylaw provisions require that in order to be presented from the floor of the 2006 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must have been submitted in writing to CTS’ Secretary at CTS’ Corporate Office no earlier than December 20, 2005, and no later than February 3, 2006. Certain information is required to be included with shareholder proposals. This information is described in CTS’ bylaws, which are located on CTS’ Web site at http://www.ctscorp.com/ governance/bylaws.htm. A copy of the bylaws may be obtained free of charge from CTS’ Secretary.

PROPOSAL YOU MAY VOTE ON

ELECTION OF DIRECTORS
There are nine nominees for election. Detailed information on each is provided on pages 4, 5 and 6. All directors are elected annually and serve a one-year term.

Your Board recommends a vote FOR each of these director-nominees.

ELECTION OF DIRECTORS

       CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at nine. All directors are elected to one-year terms or until their successors are elected and qualified.

Nominees For The Board of Directors. Each of the nominees named below is currently a director of CTS. The ages shown are as of the scheduled date for the 2005 Annual Meeting of Shareholders. Each of the nominees has agreed to serve as a director if elected by the shareholders. If one or more of the nominees unexpectedly becomes unavailable for election, the votes will be cast, pursuant to authority granted by the proxy, for such person or persons as may be designated by the present Board of Directors, or the authorized number of directors may be reduced accordingly.

WALTER S. CATLOW	Director since 1999
Age 60

Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech’s international investments and was responsible for global acquisitions and alliances. In 2004, Mr. Catlow was a member of the Audit Committee and Chairman of the Compensation Committee of CTS Corporation.

LAWRENCE J. CIANCIA	Director since 1990
Age 62

Mr. Ciancia is a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures. He has served in this capacity since 1998. Previously, he served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. In 2004, Mr. Ciancia was a member of the Audit Committee and the Nominating and Governance Committee of CTS Corporation.

THOMAS G. CODY	Director since 1998
Age 63

Mr. Cody has served as Vice Chairman of Federated Department Stores, Inc., a nationwide department store retailer, since February 2003. Prior to assuming this position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Mr. Cody also serves as a director of LCA-Vision, Inc. In 2004, Mr. Cody was a member of the Compensation Committee and Finance Committee of CTS Corporation.

GERALD H. FRIELING, JR.	Director since 1982
Age 75

Mr. Frieling has served as President of Frieling & Associates, a business consulting firm, since 1993. Previously, Mr. Frieling served as Chairman of the Board, CEO and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of electronic and mechanical petroleum marketing systems. Mr. Frieling also serves as a director of Superior Metal Products Co., Inc. and Mossberg & Company. In 2004, Mr. Frieling was a member of the Audit Committee and Nominating and Governance Committee of CTS Corporation.

ROGER R. HEMMINGHAUS	Director since 2000
Age 68

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a company that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock, Inc. from 1996 until 1999. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Tandy Brand Accessories, Inc. and Xcel Energy, Inc. In 2004, Mr. Hemminghaus was a member of the Compensation Committee and Chairman of the Finance Committee of CTS Corporation.

MICHAEL A. HENNING	Director since 2000
Age 65

Mr. Henning served as Deputy Chairman of Ernst & Young LLP from 1999 to 2000. Previously, he served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director of Omnicom Group, Inc. In 2004, Mr. Henning was a member of the Finance Committee and Chairman of the Audit Committee of CTS Corporation.

ROBERT A. PROFUSEK	Director since 1998
Age 55

Mr. Profusek is a partner in Jones Day, a global law firm. Mr. Profusek has been a Jones Day lawyer since 1975, except for May 2000 through August 2002 during which time he served as Executive Vice President of Omnicom Group, Inc., a global communications company. Mr. Profusek also serves as a Director of Valero L.P. In 2004, Mr. Profusek was a member of the Compensation Committee and Chairman of the Nominating and Governance Committee of CTS Corporation.

DONALD K. SCHWANZ	Director since 2001
Age 61

Donald K. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Mr. Schwanz was named Chief Executive Officer effective October 1, 2001 and was appointed Chairman of the Board of Directors on January 1, 2002. In January 2001, Mr. Schwanz was elected President and Chief Operating Officer of CTS. Prior to joining CTS in January 2001, he was President of the Industrial Control Business at Honeywell, Inc., an aerospace company, since 1999, and previously was President of Honeywell’s Space and Aviation Business. In 2004, Mr. Schwanz was a member of the Finance Committee.

PATRICIA K. VINCENT	Director since 2003
Age 46

Ms. Vincent is President of Customer and Field Operations, Xcel Energy, Inc., a utility company serving electricity and natural gas customers. She has served in this capacity since July 2003. Prior to assuming this position, she had served as President of the Retail Services Group of Xcel Energy since March 2001, and as Vice President of Marketing and Sales of Xcel Energy from August 2000 to March 2001. Previously, she was Vice President of Marketing and Sales of NCE from January 1999 to August 2000. In 2004, Ms. Vincent was a member of the Compensation Committee and the Nominating and Governance Committee.

Your Board recommends a vote FOR each of these director-nominees.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who beneficially own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and greater than 10% shareholders are required to furnish CTS with copies of all Section 16(a) reports they file.

      CTS Corporation prepares and files Section 16(a) reports on behalf of directors and executive officers. In 2004, however, CTS inadvertently failed to file on time a Form 4 on behalf of George Newhart, an executive officer of the corporation who has subsequently retired. A Form 4 was filed two days following the required two-day reporting period. The Form 4 reported that Mr. Newhart had declined to pay the purchase price for a grant of restricted stock, which would have vested on June 24, 2004, and thereby forfeited his right to the stock.

      Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those persons, CTS believes that all other required Section 16(a) filings were completed in a timely manner with respect to 2004.

CERTAIN BUSINESS RELATIONSHIPS

       Jones Day is a law firm which CTS has retained for specific legal services, on a case-by-case basis, for over ten years. The fees paid by CTS to Jones Day during 2004 were approximately .01% of Jones Day’s gross revenues for 2004. Mr. Profusek, a director standing for re-election, is a partner in Jones Day. Mr. Profusek satisfies the independent director criteria under the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

COMMITTEES OF THE BOARD

Compensation Committee

       The Compensation Committee is a standing committee of the Board of Directors. Directors Catlow, Cody, Hemminghaus, Profusek and Vincent are the current members of the Compensation Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held six meetings in 2004. A copy of the Compensation

Committee Charter may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at www.ctscorp.com/ governance/ compensationcharter.htm.

      The Committee establishes executive compensation policies and reviews and approves senior executive salaries, incentive opportunity levels and employment agreements. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding CEO compensation. The Committee administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2004 Omnibus Long-Term Incentive Plan.

Finance Committee

       The Finance Committee is a standing committee of the Board of Directors. Directors Cody, Hemminghaus, Henning and Schwanz are the current members of the Finance Committee. The Committee held four meetings in 2004. A copy of the Finance Committee Charter may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at www.ctscorp.com/governance/ financecharter.htm.

      The Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits. The Committee reviews and makes recommendations to the Board of Directors concerning financing arrangements, tax strategies, dividend policy, financial structure and similar matters.

Nominating and Governance Committee

       The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Ciancia, Frieling, Profusek and Vincent are the current members of the Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held five meetings in 2004. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at http://www.ctscorp.com/ governance/ governancecharter.htm.

      The Committee reviews and makes recommendations to the Board concerning CTS’ Corporate Governance Guidelines and matters of corporate governance. The Committee recommends candidates for membership on the Board. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS’ bylaws are located on CTS’ Web site at www.ctscorp.com/ governance/ bylaws.htm. A copy of the bylaws may be obtained free of charge from the CTS Secretary. CTS does not have a formal policy concerning whether the Committee will consider director candidates recommended by shareholders. CTS did not receive any requests for the Committee to consider any director candidate. At this time, the Board of Directors does not believe a formal policy is necessary, because CTS’ bylaws provide a process for nomination of directors and no shareholder nominations for director have been received. The Committee will continue to monitor developments in this area and consider whether to adopt a formal policy on shareholder recommendation of director-nominees.

      The Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of new Board members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and consideration of the diversity, age, skills and experience of the directors in the context of the needs of the Board. Although the Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board. The Committee may retain search firms for the purpose of identifying and evaluating director candidates, but does not currently have any firm on retainer. The Committee considers director candidates identified by management and by non-management directors.

Audit Committee

       The Audit Committee is a standing committee of the Board of Directors. Directors Catlow, Ciancia, Frieling and Henning are the current members of the Audit Committee. Each member of the Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 401(h) of Regulation S-K. The Audit Committee held ten meetings in 2004. A copy of the Audit Committee Charter may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at www.ctscorp.com/governance/auditcharter.htm.

      The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the auditor. The Committee reviews audit plans, audit reports and recommendations of the independent auditor and internal audit department. The Committee reviews systems of internal accounting controls and audit results. The Committee reviews and discusses with management CTS’ financial statements, earnings press releases and earnings guidance. The Committee also reviews CTS’ compliance with legal requirements and the CTS Code of Ethics.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

       During 2004, the Board of Directors had seven meetings. In 2004, all of the directors attended all or substantially all of the meetings of the Board of Directors and the committees of which they were members and all satisfied the 75% attendance threshold specified in Securities and Exchange Commission rules. It is the policy of the Board of Directors that each director endeavor to attend the annual meeting of shareholders, unless exigent circumstances arise. Eight of the nine directors standing for re-election at the 2004 Annual Meeting attended the meeting.

      The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The independent directors are Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Gerald H. Frieling, Jr., Roger R. Hemminghaus, Michael A. Henning, Robert A. Profusek, and Patricia K. Vincent. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines. The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of the corporation and has not been an employee of the corporation for at least five years;

•	Is not an employee or affiliate of the corporation’s present auditing firm or an auditing firm retained by the corporation within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of the corporation presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of the corporation’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee of any company for which the corporation accounted for at least 2% or $1 million, whichever is greater, of the company’s consolidated gross revenues; and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that invests in or trades CTS stock or that advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from the corporation other than the standard director’s compensation package;

•	Has not received more than $100,000 per year in direct compensation from the company, excluding the standard director’s compensation package, during the past five years;

•	Does not have any other relationship with the corporation or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director;

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

      A copy of the Corporate Governance Guidelines may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at http://www.ctscorp.com/governance/guidelines.htm.

      The CTS Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. The corporation reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance no less frequently than annually.

      The Board of Directors has adopted CTS stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ Secretary upon request.

      CTS has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer, principal financial officer and principal accounting officer or controller. A copy of CTS Code of Ethics may be obtained free of charge from the CTS Secretary upon request or from CTS’ Web site at www.ctscorp.com/governance/code of ethics.htm.

      It is the policy of the Board of Directors to hold an executive session of non-management directors at each regular scheduled Board of Directors meeting. Chairmanship of the executive sessions is rotated among all non-management directors on an alphabetical basis.

      Shareholders may address written communications to individual directors, including non-management directors, or to the Board of Directors as a whole, in care of the CTS Secretary at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana, 46514. Such communications must include the name and address of the shareholder, as they appear on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

DIRECTOR COMPENSATION

       Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees. Non-employee directors receive the following fees for their service on the Board: annual board retainer — $24,000; annual retainer for each Audit Committee member — $4,000; annual retainer for each Finance, Nominating and Governance and Compensation Committee Member — $2,500; additional annual retainer for Audit Committee Chairman — $4,000; additional annual retainer for Compensation Committee Chairman — $3,000; additional annual retainer for Finance and Nominating and Governance Chairman — $2,000; meeting fee for each Board or Committee Meeting — $1,500. Effective in 2003, the Board adopted a policy providing that all committee meetings, including special meetings called by the committee chairman, are compensated at the regular meeting fee rate. Special activity by the committee chairman, as well as any special activity by another committee member that is requested or approved by the committee chairman, is also compensated at the regular meeting fee rate. Non-employee directors are reimbursed by the corporation for reasonable travel expenses related to their performance of services and for director education programs.

      In 1990, CTS adopted the CTS Corporation Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred stock unit accounts. On December 1, 2004, each non-employee director received a grant of restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan equivalent to the number of deferred stock units which would have been credited to the director for 2004 service under the Stock Retirement Plan for Non-Employee Directors. Under the terms of this award, each non-employee director will receive one share of CTS common stock for each restricted stock unit upon retirement from the Board.

      In 2002, the Board established a $30,000 annual stock-based compensation target for each non-employee director. Through 2004, this target was achieved by calculating the value of the 800 common stock units to be credited under the CTS Corporation Stock Retirement Plan for Non-Employee Directors based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units was less than $30,000, each non-employee director received a stock option award sufficient to make up the difference between that value and $30,000, based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. For 2005, the stock-based compensation target was achieved by awarding each non-employee director 2,300 restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards were granted on December 1, 2004 and became distributable on January 11, 2005 absent a deferral election by the non-employee director. Upon distribution, one share of CTS common stock for each restricted stock unit is transferred to the non-employee director.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS’ common stock as of March 18, 2005. This information is derived solely from the most recent Schedules 13D and 13G and Form 13F-HR filed by these persons with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

FMR(1)	3,415,000	9.3%
82 Devonshire Street
Boston, MA 02109

Gabelli Funds LLC(2)	3,445,947	9.4%
One Corporate Center
Rye, New York 10580-1435

Dimensional Fund Advisors, Inc.(3)	2,750,650	7.5%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Barclays Global Investors, N.A. et al.(4)	2,102,160	5.7%
45 Fremont Street
San Francisco, CA 94105

Columbia Wanger
Asset Management L.P. et al.(5)	1,862,000	5.1%
227 West Monroe Street
Suite 3000
Chicago, Illinois 60606

(1)	As reported in the Form 13F-HR filed February 14, 2005.

(2)	As reported in the Schedule 13D/A filed June 8, 2004, Gabelli Funds LLC has sole power to vote and dispose of 454,600 shares; GAMC Investors, Inc. has sole power to vote 2,639,947 shares and sole power to dispose of 2,919,847 shares; Gabelli Advisers, Inc. has sole power to vote and dispose of 25,000 shares; Gabelli Securities, Inc. has sole power to vote and dispose of 10,000 shares; and MJG Associates, Inc. has sole power to vote and dispose of 36,500 shares.

(3)	As reported in the Schedule 13G filed February 9, 2005, Dimensional Fund Advisors, Inc. has sole voting power and sole dispositive power over the shares.

(4)	As reported in the Schedule 13G filed February 14, 2005, Barclays Global Fund Advisors has sole power to vote and dispose of 924,163 shares and Barclays Global Investors, N.A. has sole power to vote 963,842 and sole power to dispose of 1,177,997 shares.

(5)	As reported in the Schedule 13G filed February 14, 2005, Columbia Wanger Asset Management, L.P. has shared power to vote and shared power to dispose of the shares.

Directors’ and Officers’ Stock Ownership. The following table shows how much CTS common stock each Named Executive Officer, as identified in footnote 1 to the Summary Compensation Table set forth under “Executive Compensation,” and each director-nominee beneficially owned as of March 18, 2005, including shares covered by stock options exercisable within 60 days of March 18, 2005. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by James L. Cummins and all current directors and officers as a group do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The CTS Corporation Employee Benefit Plan Investment Committee has voting and investment authority over those shares. Mr. Cummins and another executive officer are members of that committee.

			Shares
			Held in
		Options	401(k)	Directors’
	Shares	Exercisable	Plan as of	Deferred		% of
	Beneficially	Within	December 31,	Common		Shares
Name	Owned	60 Days	2004	Stock Units	Total	Outstanding

Walter S. Catlow	5,139(1)	6,400	0	4,098	15,637	*

Lawrence J. Ciancia	6,256(1)	6,400	0	16,365	29,021	*

Thomas G. Cody	4,145(1)	6,400	0	4,722	15,267	*

James L. Cummins	77,899(2)	20,700	890	0	99,489	*

Richard G. Cutter	8,500	18,700	536	0	27,736	*

Gerald H. Frieling, Jr.	9,283(1)	6,400	0	19,020	34,703	*

Roger R. Hemminghaus	7,132(1)	6,400	0	3,267	16,799	*

Michael A. Henning	4,131(1)	6,400	0	3,267	13,798	*

Vinod M. Khilnani	20,300	32,600	1,561	0	54,461	*

Robert A. Profusek	5,945(1)(3)	6,400	0	4,722	17,067	*

Donald R. Schroeder	61,158	28,100	40,618	0	129,876	*

Donald K. Schwanz	23,000	133,000	0	0	156,000	*

Patricia K. Vincent	3,107(1)	800	0	800	4,707	*

All Current Directors and Officers as a Group (16 persons)	262,695	326,550	58,550	56,261	704,056	1.9%

*	Less than 1%.

(1)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(2)	Includes 1,800 shares held by Mr. Cummins’ sons and 1,840 shares held by Mr. Cummins’ spouse in the 401(k) plan. Mr. Cummins disclaims any beneficial interest with respect to these shares.

(3)	Includes 1,800 shares held by Mr. Profusek’s daughter. Mr. Profusek disclaims any beneficial interest with respect to these shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual			Long-Term
		Compensation			Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)(2)(3)	Options	Compensation(4)
Name and Principal Position(1)	Year	($)	($)	($)	($)	(#)	($)

Donald K. Schwanz	2004	$693,477	$658,905	$56,312(5)	$452,640	37,000	$13,524
Chairman, President	2003	$651,538	$534,947	$80,386(6)	$97,800	72,000	$10,902
and Chief Executive Officer	2002	$630,000	$0	$15,880(5)	$61,600	60,000	$4,902

Vinod M. Khilnani	2004	$306,585	$201,670	$46,880(5)	$198,720	17,500	$6,000
Senior Vice President and	2003	$286,846	$163,049	$22,500(5)	$90,360	20,000	$6,000
Chief Financial Officer	2002	$262,498	$0	$11,360(5)	$46,200	15,000	$5,423

Donald R. Schroeder	2004	$284,423	$153,513	$34,580(5)	$215,280	10,500	$10,056
Executive Vice President	2003	$272,269	$77,367	$12,509(5)	$58,680	18,000	$10,902
and Chief Technology Officer	2002	$257,500	$0	$—	$41,696	15,000	$8,622

James L. Cummins	2004	$220,508	$145,049	$30,024(5)	$143,520	7,200	$7,710
Senior Vice President	2003	$210,486	$119,645	$10,199(5)	$48,900	14,500	$7,710
Administration	2002	$204,636	$0	$25,774(7)	$33,996	12,000	$7,445

Richard G. Cutter	2004	$216,346	$126,499	$19,811(5)	$132,480	7,200	$4,902
Vice President, General	2003	$206,240	$104,206	$5,775(5)	$56,200	14,500	$4,902
Counsel and Secretary	2002	$195,340	$0	$—	$19,250	8,000	$6,441

(1)	The persons named in this table are referred to as the Named Executive Officers.

(2)	The amounts shown in this column for 2004 reflect grants of the following numbers of restricted stock units: Donald K. Schwanz, 41,000 restricted stock units; Vinod M. Khilnani, 18,000 restricted stock units; Donald R. Schroeder, 3,500 restricted stock units and 16,000 restricted stock units; James L. Cummins, 13,000 restricted stock units and Richard G. Cutter, 12,000 restricted stock units. Each of these restricted stock unit awards vests in installments of 20% per year beginning on the first anniversary of the grant with the exception of Mr. Schroeder’s award of 3,500 restricted stock units, which will vest in its entirety eighteen months from the grant date. Upon vesting, one share of CTS common stock for each restricted stock unit is transferred to the grantee. The grantee does not receive dividends on restricted stock units. At December 31, 2004, no portion of the restricted stock unit awards described above had vested, and the net values of those restricted stock units were as follows: Donald K. Schwanz, $544,890; Vinod M. Khilnani, $239,220; Donald R. Schroeder, $259,155; James L. Cummins, $172,770 and Richard G. Cutter, $159,480.

(3)	The amounts shown in this column for 2003 reflect grants of the following numbers of shares: Donald K. Schwanz, 10,000 shares; Vinod M. Khilnani, 3,000 shares and 7,000 shares; Donald R. Schroeder, 6,000 shares; James L. Cummins, 5,000 shares and Richard G. Cutter, 1,000 shares and 5,000 shares. The amounts shown in this column for 2002 reflect grants of the following numbers of shares: Donald K. Schwanz, 8,000 shares; Vinod M. Khilnani, 6,000 shares; Donald R. Schroeder, 5,415 shares; James L. Cummins, 4,415 shares and Richard G. Cutter, 2,500 shares. Restricted stock awards vest in installments of 20% per year beginning on the first anniversary of the grant. Dividends are paid on restricted stock at the same rate applicable to unrestricted shares. At December 31, 2004, the number and net value of restricted shares held by Named Executive Officers on which transfer restrictions had not lapsed were as follows: Donald K. Schwanz, 14,800, $196,692; Vinod M. Khilnani, 13,200, $175,428; Donald R. Schroeder 8,049, $106,971; James L. Cummins 6,649, $88,365 and Richard G. Cutter, 6,300, $83,727.

(4)	The components of this column for 2004 are as follows: Donald K. Schwanz, $6,000 CTS match under 401(k) Plan, $7,524 imputed income on term life insurance; Vinod M. Khilnani, $6,000 CTS match under 401(k) Plan; Donald R. Schroeder, $6,000 CTS match under 401(k) Plan, $4,056 imputed income on term life insurance; James L. Cummins, $6,000 CTS match under 401(k) Plan, $1,710 imputed income on term life insurance and Richard G. Cutter, $4,902 imputed income on term life insurance.

(5)	Reflects cash payments in connection with the lapse of transfer restrictions on restricted shares.

(6)	Includes $18,756 which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle Mr. Schwanz purchased from CTS, a perquisite allowance of $15,600 and cash payment in connection with the lapse of transfer restrictions on restricted shares of $26,130.

(7)	Includes $8,790, which represents the difference between the CTS book value and the Kelly Blue Book private party value of the vehicle that Mr. Cummins purchased from CTS and a perquisite allowance of $10,350.

      Employment Agreement With Donald K. Schwanz. Mr. Schwanz has an employment agreement with CTS which provides that for five years beginning on October 1, 2001 (the “Term”), Mr. Schwanz will be employed by CTS as President and Chief Executive Officer, at an initial annual salary of $630,000. During the Term of the agreement, if Mr. Schwanz’s employment is terminated as a result of his death or disability, for good reason (as defined in the agreement) or by CTS without cause (as defined in the agreement), Mr. Schwanz will receive severance benefits equal to his then current annual salary for the remainder of the Term, plus an annual bonus for each year remaining in the Term equal to the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. In addition, if Mr. Schwanz’s employment is terminated by Mr. Schwanz for good reason or by CTS without cause, Mr. Schwanz may instead receive a lump sum equal to 3 1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. Any payments to Mr. Schwanz upon a change in control are increased to compensate Mr. Schwanz for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. The payments and benefits to Mr. Schwanz under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

      Mr. Schwanz’s employment agreement also provides for an enhanced pension benefit under which for every year of service he accrues after June 30, 2002, an extra year will be credited to him for pension calculation purposes.

      Change in Control Severance Agreements. Each of the Named Executive Officers has executed a severance agreement with CTS, which becomes operative only upon a change in control of CTS. The term of each agreement is automatically extended each January 1 unless notice is given otherwise. Severance benefits are provided if within three years of a change in control, a covered executive terminates his employment for good reason (as defined in the agreement) or his employment is terminated for any reason other than cause (as defined in the agreement), disability or death. Severance benefits include: (i) a lump sum equal to three times the sum of the greater of base salary at the time of the change in control or average base salary over the three years prior to termination plus the greater of average incentive pay over the three years prior to the change in control or target incentive pay for the year in which the change in control occurred; (ii) continued participation for 36 months following termination in welfare benefit plans and similar benefit programs; (iii) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he remained employed; (iv) a lump sum payment ($105,000 for Mr. Schwanz and $67,500 for the other Named Executive Officers) in lieu of any perquisites the executive would otherwise have been provided; (v) outplacement services; (vi) reimbursement of legal, tax and estate planning expense related to the severance agreement; (vii) reimbursement of relocation expenses incurred during the 36 month period following termination; (viii) a lump sum payment equal to target incentive pay for the year in which the termination occurs, prorated based on actual service during the year; and (ix) accelerated vesting, exercise rights and lapse of restrictions on equity based compensation awards. In addition, if any payments made to a covered executive are subject to excise tax under Section 4999 of the Internal Revenue Code, CTS will make an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

STOCK OPTIONS

       The following table reflects information about stock options awarded to the Named Executive Officers in 2004. These stock options are exercisable in four substantially equal annual installments commencing on June 9, 2005, in accordance with the terms set forth in the stock option agreements. Upon termination of employment due to death or total and permanent disability, the option would continue to vest on its schedule and would be exercisable for one year following the termination date. Upon termination of employment due to qualified retirement (as defined in the stock option agreements), the option would continue to vest on its schedule and would be exercisable for one year following the date on which the final installment becomes exercisable. Upon termination of employment for any other reason, the option would be exercisable within the three month period following the termination date, but only to the extent vested as of the termination date.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates
Individual Grants					Of Stock Price
					Appreciation for
	Number of	% of Total			Option Term (1)
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration
Name	Granted	In 2004	($)/Share	Date	5%	10%

Donald K. Schwanz	37,000	34.7%	$11.04	6-8-2014	$256,891	$651,012

Vinod M. Khilnani	17,500	16.4%	$11.04	6-8-2014	$121,502	$307,911

Donald R. Schroeder	10,500	9.8%	$11.04	6-8-2014	$72,901	$184,747

James L. Cummins	7,200	6.8%	$11.04	6-8-2014	$49,990	$126,683

Richard G. Cutter	7,200	6.8%	$11.04	6-8-2014	$49,990	$126,683

(1)	Potential realizable value is determined by assuming an initial value equal to the option price per share, the market closing price for CTS common stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price and multiplying the remainder by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of
			Securities Underlying		Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired	Value	at Fiscal Year-End (#)		at Fiscal Year-End ($)
	On Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald K. Schwanz	0	0	112,500	241,500	$230,880	$440,490

Vinod M. Khilnani	0	0	27,600	44,900	$60,084	$133,391

Donald R. Schroeder	0	0	25,100	34,400	$58,279	$112,376

James L. Cummins	0	0	18,700	26,000	$46,527	$87,648

Richard G. Cutter	0	0	16,700	24,000	$35,347	$76,468

PENSION PLAN

       The following table shows the estimated annualized retirement benefits payable to a covered participant in the CTS Corporation Pension Plan (the “Plan”) who is a salaried employee. The benefit formula is calculated as 1.25% of average monthly pay during the highest three calendar years of a participant’s last ten calendar years of service, multiplied by a participant’s credited service to arrive at the annualized benefit below.

Pension Plan Table

	Years of Service

Annual
Compensation	15	20	25	30	35

$200,000	$37,500	$50,000	$62,500	$75,000	$87,500

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250

$400,000	$75,000	$100,000	$125,000	$150,000	$175,000

$600,000	$112,500	$150,000	$187,500	$225,000	$262,500

$800,000	$150,000	$200,000	$250,000	$300,000	$350,000

$1,000,000	$187,500	$250,000	$312,500	$375,000	$437,500

$1,200,000	$225,000	$300,000	$375,000	$450,000	$525,000

$1,400,000	$262,500	$350,000	$437,500	$525,000	$612,500

      Covered compensation is essentially equal to the salary and bonus columns in the Summary Compensation Table, together with the cash payments received in connection with the lapse of transfer restrictions on restricted shares as described in footnote (3) to the Summary Compensation Table. These benefits are not subject to any deduction for social security or other offsets. The years of service credited to the Named Executive Officers as of December 31, 2004 are: Donald K. Schwanz — 4.56 years; Vinod M. Khilnani — 3.78 years; Donald R. Schroeder — 32.44 years; James L. Cummins — 27.78 years; and Richard G. Cutter — 5.56 years.

      Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a limit of $165,000 on the amount of annual pension benefits that may be paid from the Plan. Section 401(a)(17) of the Code limits the amount of annual compensation that may be taken into account in calculating a benefit under the Plan to $205,000. The Plan includes a supplemental benefit for named participants that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by those provisions. Each of the Named Executive Officers also participates in an unfunded supplemental retirement plan adopted in 2003 that provides that the participant will receive a benefit equal to the difference between his actual benefit under the Plan and the benefit that would have been payable under the Plan without regard to these limits, and, with the exception of Mr. Schwanz, the participant’s benefit is enhanced by increasing the percentage of compensation included in the benefit formula by .1% for each full year of participation in the unfunded plan to a maximum of 1.75% of average monthly pay during the highest three calendar years of a participant’s last ten calendar years of service. As described on page 14 under the heading “Employment Agreement with Donald K. Schwanz”, the unfunded supplemental retirement plan may be used to pay enhanced retirement benefits in special situations.

REPORT OF THE AUDIT COMMITTEE

       The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the proxy statement for the 2003 Annual Meeting of Shareholders. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

      The Audit Committee has reviewed and discussed with CTS management and PricewaterhouseCoopers LLP (“PwC”), CTS’ independent auditor, the audited consolidated financial statements of the Company for 2004; has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1; and has discussed with the independent auditor the auditor’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

CTS CORPORATION 2004 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Gerald H. Frieling, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       PwC is CTS’ independent registered public accounting firm. PwC representatives will attend the Annual Meeting to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire.

      The following table presents fees for professional audit services and other services provided by PwC to CTS for the years ended December 31, 2003 and December 31, 2004. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by PwC during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent registered public accounting firm, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by PwC were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

		Audit-Related		All Other
	Audit Fees(1)	Fees(2)	Tax Fees(3)	Fees(4)

2003	$665,000	$97,200	$496,868	$78,172
2004	$1,239,000	$68,511	$217,038	$2,559

(1)	For 2004, Audit Fees consist of $498,000 billed for services related to compliance with Sarbanes-Oxley Section 404 and $741,000 for audit services. For 2003, Audit Fees consist of $665,000 billed for audit services.

(2)	For 2004, Audit-Related Fees consist of $68,511 for services related to PwC’s audit of CTS’ employee benefit plans. For 2003, Audit-Related fees consist of $9,200 billed for services related to compliance with Sarbanes-Oxley Section 404 and $88,000 related to PwC’s audit of CTS’ employee benefits plans.

(3)	Tax Fees consist of fees for domestic and international tax services such as tax compliance, tax planning and tax advice. For 2003 and 2004, these include fees for services related to the reorganization of CTS’ subsidiary structure, services related to tax returns and applications for determination of plan qualification status, and advice regarding transfer pricing and other tax issues.

(4)	All Other Fees consist of fees for routine, permissible non-audit services that the Audit Committee has determined do not impair the independence of the auditor. For 2003, these include fees for services related to CTS’ qualified supplemental executive retirement plan and fees for research services. For 2004, these include fees for research related services.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

       Directors Catlow, Cody, Hemminghaus, Profusek and Vincent served as members of the Compensation Committee during 2004. Mr. Profusek is a partner in Jones Day, a law firm which CTS has retained for specific legal services on a case-by-case basis for over ten years. During 2004, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer. Each member of the Compensation Committee is an independent director under the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

REPORT OF THE COMPENSATION COMMITTEE

       The Committee’s Responsibilities: The Compensation Committee of the Board has responsibility for setting and administering CTS’ executive compensation policies. The Committee is composed entirely of independent directors. Reports of the Committee’s actions and decisions are presented to the full Board. The purpose of this report is to summarize the principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding executive compensation.

      Compensation Philosophy: The Committee has implemented executive compensation programs which are intended to:

•	Encourage strong financial and operational performance of CTS;

•	Link compensation to the interests of shareholders;

•	Emphasize performance-based compensation; and

•	Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

      Compensation Methodology: The Committee believes that CTS’ executive compensation programs reflect this philosophy and provide executives with strong incentives to maximize CTS’ performance and enhance shareholder value. The executive compensation programs consist of both annual and long-term components and include performance-based and equity-based components. Historically, the Committee has reviewed market data and assesses CTS’ competitive position in the area of executive compensation. CTS also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The Committee uses an independent consultant to provide additional assurance that CTS’ executive compensation programs are reasonable and appropriate.

Components of Compensation:

•	Base Salary: Annual base salary is designed to compensate CTS executives for their qualifications, responsibilities and performance. The Committee’s objective is to compensate executives at approximately the fiftieth percentile of base salaries paid for similar positions at similarly situated companies.

•	Annual Incentives: CTS has maintained an annual management incentive plan for a number of years that provides cash compensation incentives based on the financial performance of CTS. The Committee establishes the performance measures and approves the payouts under the plan for each executive officer. Under the 2004 Management Incentive Plan, the committee established specific financial objectives based on CTS’ sales, CTS’ earnings per share (“EPS”) and/or the contribution to EPS of specific business units. For 2004, CTS achieved the established sales and EPS targets and certain business units achieved their established contribution to EPS targets. Each of the executive officers qualified for a bonus under the terms of the 2004 Management Incentive Plan.

•	Long-Term, Stock-Based Compensation: CTS historically used two forms of long-term, stock-based incentives, restricted stock grants and stock options, under shareholder-approved plans. In 2004, CTS introduced a new form of equity compensation, restricted stock unit grants, under the shareholder-approved CTS Corporation Omnibus Long-term Incentive Plan. The Committee believes that stock ownership and stock-based compensation are valuable tools for motivating employees to improve the long-term performance of CTS. The Committee also believes that they are the best way to tie a significant amount of an executive’s potential income to enhanced shareholder value. CTS’ stock compensation plans have change of control provisions under which, upon a change of control of CTS, benefits thereunder accelerate and vest immediately.

The Committee has generally awarded stock options that provide for a purchase price equal to market value of the stock on the date of the grant and which vest over a four-year period. During 2004, the Committee granted options for a total of 79,400 shares to the Named Executive Officers, as described in the chart entitled “Option Grants in Last Fiscal Year” on page 15 of this proxy statement. In 2004, the Committee began using awards of restricted stock units in place of restricted stock. These awards distribute to the recipient one share of CTS common stock for each unit upon vesting. Most of these awards vest in installments over five years. To recognize significant individual contributions, the Committee may grant individual awards using alternative vesting schedules or distribution options. In 2004, the Committee granted a total of 103,500 restricted stock units to Named Executive Officers, as described in the “Summary Compensation Table” on page 13 of this proxy statement. The Committee has followed the recent debate concerning the equity-linked compensation practices of publicly-traded companies and intends to continue to focus on developments in this area.

      Compensation for the Chief Executive Officer (“CEO”): The Committee annually reviews and makes recommendations to the Board of Directors regarding the CEO’s compensation. Using surveys and other available compensation data, the Committee strives to establish a base salary range for the

CEO with a midpoint approximately equal to the fiftieth percentile of CEO base salaries paid by other comparable corporations. In September 2001, Donald K. Schwanz entered into an employment agreement to serve as Chief Executive Officer of CTS, the terms of which are summarized on page 14 of this proxy statement. At that time, use of CEO comparative compensation data supplied by Towers Perrin led to the establishment of Mr. Schwanz’s base salary at $630,000. The Board annually reviews Mr. Schwanz’s base salary. In 2002, the Board made no adjustment to Mr. Schwanz’s base salary. The Board increased Mr. Schwanz’s annual base salary to $670,000 in 2003 and to $713,600 in 2004. CTS’ annual management incentive plan provides cash bonuses based on the financial performance of CTS. Mr. Schwanz received a bonus of $658,905 for fiscal year 2004 under the 2004 Management Incentive Plan. In determining long-term, stock-based compensation, the Committee considers CTS’ financial performance and relative shareholder return, the value of similar awards to CEOs at comparable companies and the awards given to the CEO in past years. In 2004, Mr. Schwanz received stock options on 37,000 shares and a grant of 41,000 restricted stock units.

      Deductibility of Certain Executive Compensation: Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the Named Executive Officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

CTS CORPORATION 2004 COMPENSATION COMMITTEE

Walter S. Catlow, Chairman	Thomas G. Cody
Roger R. Hemminghaus	Robert A. Profusek
Patricia K. Vincent

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Return

      The following graph compares the cumulative total shareholder return on CTS common stock with the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Information Technology Stock Index for the years 2000 through 2004. The graph assumes that $100 was invested on December 31, 1999 in each of CTS common stock, the S&P 500 Stock Index and the S&P 500 Information Technology Stock Index.

		INDEXED RETURNS

	Base	Years Ending
	Period
Company/Index	1999	2000	2001	2002	2003	2004

CTS CORP	$100	$48.47	$21.29	$10.53	$15.83	$18.47
S&P 500 INDEX	$100	$90.90	$80.09	$62.39	$80.29	$89.03
S&P 500 INFORMATION TECHNOLOGY	$100	$59.10	$43.81	$27.42	$40.37	$41.40

2004 Annual Report on Form 10-K

       Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2004 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ Web site at www.ctscorp.com.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana

March 29, 2005

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê Please fold and detach card at perforation before mailing. ê

CTS Corporation	Proxy/Voting Instruction Card

This Proxy, when properly executed, will be voted in the manner directed herein. If not otherwise marked, this Proxy will be voted FOR the election of all nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED BELOW.

1.	ELECTION OF DIRECTORS

Nominees:	(01) W. S. Catlow	(02) L. J. Ciancia	(03) T. G. Cody	(04) G. H. Frieling, Jr.
	(05) R. R. Hemminghaus	(06) M. A. Henning	(07) R. A. Profusek	(08) D. K. Schwanz
(09) P. K. Vincent

❑	FOR all nominees listed above. (except as listed to the contrary below)	❑ WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

CTS CORPORATION
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

CTS Corporation	Proxy/Voting Instruction Card

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 4, 2005.

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Donald K. Schwanz and Richard G. Cutter as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on March 18, 2005, at the Annual Meeting of Shareholders originally convened on May 4, 2005 and at any adjournment thereof.

Signature

Signature If Held Jointly

Date: , 2005
Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.